PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
October 19, 2020	(804) 217-5897

BOARD OF DIRECTOR CHANGES ANNOUNCED AT DYNEX CAPITAL, INC.

Ms. Julia Coronado, former Federal Reserve economist and Ms. Joy Palmer, former deputy chief accountant of the Office of the Comptroller of the Currency, to join the Board.

GLEN ALLEN, Va.-- Dynex Capital, Inc. (NYSE: DX) announced today the appointment of Ms. Julia Coronado and Ms. Joy Palmer to the Company’s Board of Directors effective October 27, 2020. With the addition of Ms. Coronado and Ms. Palmer, and the resignation of Ms. Valerie Mosley, the Board will have six members, five of whom are independent.

“We are extremely excited to announce the addition of Ms. Julia Coronado and Ms. Joy Palmer as our newest Independent Directors. The combination of experience of Julia in fiscal, monetary, and regulatory policy and Joy in the mortgage finance industry and regulatory policy, coupled with their global perspectives on the economy, will be extremely valuable to the Company,” stated Mr. Byron Boston, President and Chief Executive Officer. “Furthermore, these appointments demonstrate our deliberate commitment to Board refreshment with a focus on relevant skill sets to help execute the Company’s long-term strategic vision.”

Ms. Coronado is the principal of MacroPolicy Perspectives which she founded in 2017. She is a current member of the New York Federal Reserve’s Economic Advisory Panel and the Advisory Council to the Federal Reserve Bank of Cleveland’s Center for Inflation Research. She is also a former Chief Economist of Graham Capital Management and BNP Paribas (North America), and a former Senior U.S. Economist at Barclays Capital. Ms. Coronado is also a former economist in the Division of Research and Statistics at the Federal Reserve Board of Governors in Washington, D.C. She currently serves on the Board of Robert Half International and is a former director of MTGE Investment Corporation. Ms. Coronado has extensive experience and expertise in forecasting global economic activity, inflation, and fiscal and monetary policy with a focus on the G8 countries and China. She regularly discusses her views on national media including CNBC and Bloomberg.

Ms. Palmer recently served as the Deputy Chief Accountant, Office of the Chief Accountant, in the Office of the Comptroller of the Currency (OCC) in San Francisco, where she was employed since 2002. Her experience at the OCC has included subject matter expertise on GAAP and regulatory trends at national banks with a specific focus on large banks since 2010. She has particular expertise in mortgage investing, origination and servicing and related hedging practices. Throughout her time at the OCC she was an active participant in the drafting of Advisories, Bulletins, Risk Tips, and other publications to enable examiners to have readily available resources on evolving issues. Prior to joining the OCC, Ms. Palmer served as Director, Equity Research at Merrill Lynch focused on companies in the financial services sector. Over her 34-year career, Ms. Palmer has served in a variety of accounting, finance, treasury, and investor relations roles.

Ms. Mosley, who has served on the Company’s Board since December 2013, will be stepping down effective with the addition of Ms. Coronado and Ms. Palmer. Ms. Mosley had previously indicated that she would be stepping down given other professional commitments but agreed to remain on the Board until her replacement was appointed.

Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Dynex Capital, Inc. that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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